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                                                                    EXHIBIT 99.1

                                  PRESS RELEASE

                        DEL MONTE FOODS COMPANY TO OFFER
                          SENIOR SUBORDINATED NOTES AND
                         ENTER INTO NEW CREDIT FACILITY

         SAN FRANCISCO, CA - APRIL 27, 2001 - Del Monte Foods Company (NYSE:
DLM), through its wholly-owned subsidiary Del Monte Corporation (the "Corporation"), today announced that it is proposing to offer a new issue of $275 million of Senior Subordinated Notes due 2011 (the "Notes") and to enter into an amended and restated credit agreement.

         The Corporation intends to use the proceeds from the sale of the Notes together with funds available under the amended and restated credit facility to repurchase the Corporation's outstanding 12 1/4% Senior Subordinated Notes due 2007 and Del Monte Food Company's outstanding 12 1/2% Senior Discount Notes due 2007.

         The amended and restated credit facility contains a 6-year revolving credit facility of $325 million and a 7-year term loan of $415 million. The Corporation intends to use the funds available under the amended and restated credit facility to repay its existing credit facility.

         The Notes have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold in the United States, absent registration or an applicable exemption from the Securities Act registration requirements.

         This press release shall not constitute an offer to sell or a solicitation of an offer to buy the Notes. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

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CONTACTS:

Media Inquiries:                                Investor Relations:
Brandy Bergman                                  Tom Gibbons
Citigate Sard Verbinnen                         Del Monte Foods
(212) 687-8080                                  (415) 247-3382